Privi Privile leg ged ed and and Conf Confiden idential tial Dr Draft aft – – Sub Subje ject ct to to Mate Material rial Chang Change e – – For For Discussion P Discussion Pur urposes poses Onl Only y Exhibit (c)(3)(A) DISCUSSION MATERIALS July 8, 2022

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only

CONFIDENTIAL

Preliminary Perspectives on Transaction Timeline

Upcoming Events

- **Aug. 8**: 2Q22 earnings (est.)
- **Aug. 11**: 2Q22 dividend record date (est.)
- **Sep. 5**: Labor Day Holiday
- **Nov. 2**: 3Q22 earnings (est.)
- **Nov. 16**: 3Q22 dividend record date (est.)
- **Nov. 24**: Thanksgiving Day

Perspectives on Transaction Timeline

- **The timeline to reach a definitive agreement can vary across transactions due to a variety of factors (e.g., market backdrop, negotiation style, Committee dynamics, etc.)**
- **Intrepid has analyzed 30 cash buyouts since 2009 where the acquiror owns at least 50% of the target (see below)**
- **Once the Committee and the Hamm Family reach an agreement on terms, the process to execute and complete the tender offer and back-end merger is well-defined**
  - Will likely take 8-10 weeks, depending on level of SEC review and transaction financing

Precedent Transaction Analysis –Definitive Agreement Negotiation Timeline

	Min	25th Percentile	Median	Avg.	75th Percentile	Max
Days from Initial Proposal to Definitive Agreement	4 (<1 Week)	63 (2.1 Months)	110 (3.7 Months)	123 (4.1 Months)	149 (5.0 Months)	309 (10.3 Months)
Offer Price "Bumps" from Initial Proposal to Definitive Agreement	--	1	3	3	3	8

Middle 50% of transactions take between 2 and 5 months* to reach a definitive agreement

***From initial proposal**

Source: FactSet, public disclosure.

INTREPID | 1

Volume ('000s) Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Price Performance Over the Last 24 Months Price Performance Since July 7, 2020 (Peers Indexed to Alpha) $75 15,000 Alpha Price VWAP Current Price (7/7/22): $64.76 Perf. Min Max $/sh. Current vs. $70 10-Day 0.8% $63.12 $67.69 $65.01 (0.4%) 30-Day 5.3% $61.52 $74.22 $68.18 (5.0%) 90-Day 16.8% $55.02 $74.22 $63.10 2.6% Alpha: $64.76; +317% $65 Since Dividend Increase (4/27/22) 15.5% $55.02 $74.22 $65.31 (0.8%) Since CHK Transaction (1/24/22) 31.3% $49.33 $74.22 $60.83 6.5% Since PXD Transaction (11/2/21) 30.3% $42.68 $74.22 $56.75 14.1% $60 12,000 Since Announcement (6/14/22) (12.7%) $63.12 $74.22 $68.17 (5.0%) Correlation to WTI $55 Time Period Correlation (r) 0.593 90-Day $50 0.931 180-Day 0.931 12-Months Peers: +203% 0.973 24-Months $45 9,000 $40 WTI Spot: $102.10; +152% XOP: +136% $35 $30 6,000 $25 $20 $15.54 $15 3,000 $40.59 $10 $5 $-- -- Jul-20 Nov-20 Apr-21 Sep-21 Feb-22 Jul-22 (1) Volume Alpha Peers XOP WTI Oil Note: Market data as of July 7, 2022. 2 (1) Reflects average of peer index. Peers includes APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV, and PXD. Source: FactSet, company disclosure. Share Price ($) | Indexed to Alpha

Volume (000s) Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Indexed Trading Performance | Since Proposal Announcement Trading and Price Performance Since Proposal Announcement $76.00 12,000 $74.00 $72.00 Proposal: 10,000 $70/sh. $70.00 $68.00 4% 8,000 $66.00 Alpha: $64.76; $64.50 $64.00 +0% $62.00 6,000 $60.00 $58.00 4,000 $56.00 (16%) $54.00 2,000 $52.00 (21%) 30-Day ADTV Prior to Announcement: $50.00 Shares (mm): 1.6 | $mm: $99.8 $48.00 -- 6/13 6/14 6/15 6/16 6/17 6/21 6/22 6/23 6/24 6/27 6/28 6/29 6/30 7/1 7/5 7/6 7/7 (1) Volume Alpha Peers S&P WTI Note: Market data as of July 7, 2022. 3 (1) Peers include APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV and PXD. Source: FactSet, public disclosure. Share Price ($) | Indexed to Alpha

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Trading Performance | Since Proposal Announcement Trading and Price Performance Since Proposal Announcement 4.1% 0.4% (15.6%) (17.1%) (17.8%) (19.0%) (20.8%) (21.1%) (21.3%) Peer Median: (21.3%) (22.1%) (22.5%) (23.1%) (24.0%) (24.3%) Alpha PXD HES CTRA EOG FANG DVN MRO OVV APA S&P 500 WTI Oil Peer Avg. XOP 4 Note: Market data as of July 7, 2022. Source: FactSet, public disclosure.

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Illustrative Market-Adjusted Share Price and Premiums Analysis Select Peer and Index Performance Through 7/7/22 Unaff. Share Price Implied Premium - $70 Implied Market Adj. Alpha (6/13/22) Benchmark Trading Perf. Share Price Proposal XOP (22.1%) $50.22 39.4% (1) $64.50 High of Peers | PXD (17.1%) $53.47 30.9% (Current Price: $64.76) (1) Median of Peers (21.3%) $50.75 37.9% Note: Market data as of July 7, 2022. 5 (1) Peers include APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV and PXD. Source: FactSet, public disclosure.

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Analysis at Various Prices Illustrative Valuation Range (1) ($bn, unless otherwise noted) Illustrative Share Price Range Precedent Transactions Metric $64.76 $66.00 $67.00 $68.00 $69.00 $70.00 $71.00 $72.00 $73.00 $74.00 $75.00 $76.00 $77.00 $78.00 $79.00 $80.00 Low Median High Share Price Premium to Current $64.76 0.0% 1.9% 3.5% 5.0% 6.5% 8.1% 9.6% 11.2% 12.7% 14.3% 15.8% 17.4% 18.9% 20.4% 22.0% 23.5% -- -- -- Premium to VWAP Since Proposal $68.17 (5.0%) (3.2%) (1.7%) (0.3%) 1.2% 2.7% 4.1% 5.6% 7.1% 8.5% 10.0% 11.5% 12.9% 14.4% 15.9% 17.3% -- -- -- Premium to Unaffected Price $64.50 0.4% 2.3% 3.9% 5.4% 7.0% 8.5% 10.1% 11.6% 13.2% 14.7% 16.3% 17.8% 19.4% 20.9% 22.5% 24.0% 2.4% 44.2% 130.8% Premium to Unaffected 10-Day VWAP $69.53 (6.9%) (5.1%) (3.6%) (2.2%) (0.8%) 0.7% 2.1% 3.5% 5.0% 6.4% 7.9% 9.3% 10.7% 12.2% 13.6% 15.1% 9.2% 45.3% 148.5% Premium to Unaffected 20-Day VWAP $66.00 (1.9%) (0.0%) 1.5% 3.0% 4.5% 6.1% 7.6% 9.1% 10.6% 12.1% 13.6% 15.1% 16.7% 18.2% 19.7% 21.2% 12.0% 41.6% 157.7% Premium to Unaffected 30-Day VWAP $63.21 2.5% 4.4% 6.0% 7.6% 9.2% 10.7% 12.3% 13.9% 15.5% 17.1% 18.7% 20.2% 21.8% 23.4% 25.0% 26.6% 10.3% 44.3% 160.1% Premium to Unaffected 90-Day VWAP $59.41 9.0% 11.1% 12.8% 14.5% 16.1% 17.8% 19.5% 21.2% 22.9% 24.5% 26.2% 27.9% 29.6% 31.3% 33.0% 34.6% (9.9%) 37.7% 182.6% Premium to Unaffected YTD 2022 VWAP $57.98 11.7% 13.8% 15.6% 17.3% 19.0% 20.7% 22.5% 24.2% 25.9% 27.6% 29.4% 31.1% 32.8% 34.5% 36.3% 38.0% -- -- -- Prem. to Unaffected 52-Week High (6/7/22) $72.65 (10.9%) (9.2%) (7.8%) (6.4%) (5.0%) (3.6%) (2.3%) (0.9%) 0.5% 1.9% 3.2% 4.6% 6.0% 7.4% 8.7% 10.1% (80.8%) 6.3% 42.5% Prem. to Unaffected 52-Week Low (7/19/21) $32.02 102.2% 106.1% 109.2% 112.4% 115.5% 118.6% 121.7% 124.9% 128.0% 131.1% 134.2% 137.4% 140.5% 143.6% 146.7% 149.8% 24.7% 75.3% 580.6% Est. Cost Basis – Top 20 Institutions $32.92 96.7% 100.5% 103.5% 106.6% 109.6% 112.6% 115.7% 118.7% 121.8% 124.8% 127.8% 130.9% 133.9% 136.9% 140.0% 143.0% (+) Value of Sponsor and Affiliates 299.7 Shares $19.4 $19.8 $20.1 $20.4 $20.7 $21.0 $21.3 $21.6 $21.9 $22.2 $22.5 $22.8 $23.1 $23.4 $23.7 $24.0 (+) Value of Unaffiliated Owners 63.3 Shares 4.1 4.2 4.2 4.3 4.4 4.4 4.5 4.6 4.6 4.7 4.7 4.8 4.9 4.9 5.0 5.1 Market Capitalization 363.0 Shares $23.5 $24.0 $24.3 $24.7 $25.0 $25.4 $25.8 $26.1 $26.5 $26.9 $27.2 $27.6 $28.0 $28.3 $28.7 $29.0 (+) Current Net Debt / Other 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 7.0 Total Enterprise Value $30.5 $30.9 $31.3 $31.7 $32.0 $32.4 $32.8 $33.1 $33.5 $33.9 $34.2 $34.6 $34.9 $35.3 $35.7 $36.0 (2) Peers Valuation Metrics (Consensus) Metric Low Median High TEV / 2022E EBITDAX $8.2 3.7x 3.8x 3.8x 3.9x 3.9x 4.0x 4.0x 4.1x 4.1x 4.1x 4.2x 4.2x 4.3x 4.3x 4.4x 4.4x 2.5x 3.7x 6.6x TEV / 2023E EBITDAX $7.5 4.0x 4.1x 4.2x 4.2x 4.3x 4.3x 4.3x 4.4x 4.4x 4.5x 4.5x 4.6x 4.6x 4.7x 4.7x 4.8x 2.7x 3.9x 5.7x 2022E Price / Operating CF $7.2 3.3x 3.3x 3.4x 3.4x 3.5x 3.5x 3.6x 3.6x 3.7x 3.7x 3.8x 3.8x 3.9x 3.9x 4.0x 4.0x 2.3x 3.8x 6.1x 2023E Price / Operating CF $6.3 3.8x 3.8x 3.9x 3.9x 4.0x 4.1x 4.1x 4.2x 4.2x 4.3x 4.4x 4.4x 4.5x 4.5x 4.6x 4.6x 2.0x 4.0x 5.2x 2022E FCF Yield $4.6 19.4% 19.0% 18.7% 18.5% 18.2% 17.9% 17.7% 17.4% 17.2% 17.0% 16.7% 16.5% 16.3% 16.1% 15.9% 15.7% 7.7% 19.3% 28.3% 2023E FCF Yield $3.4 14.6% 14.4% 14.1% 13.9% 13.7% 13.5% 13.3% 13.2% 13.0% 12.8% 12.6% 12.5% 12.3% 12.2% 12.0% 11.8% 8.9% 17.4% 32.9% Current Proposal Note: Market data as of July 7, 2022. Balance sheet data as of March 31, 2022. Assumes June 13, 2022 as the unaffected price date. (1) Reflects all-cash transactions since January 2009 in which the acquiror owned at least 50% in aggregate voting power. 6 (2) Peers includes APA, CTRA, DVN, EOG, FANG, HES, MRO, OVV, and PXD. Source: Company disclosure, FactSet.

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only Wall Street Research Summary Update Price Targets and Ratings Price Targets Overview (1) Pre-Announcement Post-Announcement Pre-Announcement Target Target Broker Date Rating Rating Delta 100% Barclays 6/13/22 $77 Sell Credit Suisse 6/9/22 64 Hold 78 Hold 14 80% RBC Capital 6/8/22 75 Buy 80 Hold 5 31% Wolfe Research 6/8/22 71 Sell 71 Sell -- 60% 23% BMO Capital Markets 6/6/22 70 Hold 70 Hold -- 19% Morgan Stanley 6/6/22 69 Sell 69 Sell -- 40% Tudor Pickering & Co 6/6/22 77 Hold 12% Wells Fargo 6/2/22 82 Buy 82 Hold -- 8% 20% Stifel 6/1/22 107 Buy 70 Hold (37) 4% 4% Mizuho Securities 5/30/22 72 Hold 72 Hold -- --% Raymond James 5/24/22 80 Buy 80 Buy -- $55 - $60 - $65 - $70 - $75 - $80 - $85+ Capital One Securities 5/18/22 77 Hold 65 Hold (12) $60 $65 $70 $75 $80 $85 Piper Sandler & Co 5/18/22 76 Hold 76 Hold -- Price Target SMBC Nikko 5/17/22 70 Hold 70 Hold -- (1) Johnson Rice 5/13/22 80 Hold 80 Hold -- Post-Announcement JP Morgan 5/10/22 77 Hold 100% 39% Truist Securities 5/9/22 95 Buy 95 Buy -- Scotiabank 5/9/22 70 Buy 80 Buy 10 80% Cowen 5/8/22 64 Hold 64 Hold -- 28% Susquehanna 5/8/22 70 Hold 60% KeyBanc Capital Markets 5/5/22 72 Buy TD Securities 5/5/22 65 Hold 77 Hold 12 40% Goldman Sachs 5/5/22 66 Sell 11% 11% Bank of America 5/4/22 80 Hold 6% 6% 20% Citi 4/27/22 74 Buy 70 Hold (4) --% Evercore 4/21/22 56 Hold --% Max $107 8 Buy $95 3 Buy $55 - $60 - $65 - $70 - $75 - $80 - $85+ Median (26 Brokers) $73 14 Hold $74 13 Hold $60 $65 $70 $75 $80 $85 Mean (26 Brokers) $74 4 Sell $75 2 Sell Price Target Min $56 $64 % of Price Targets Cumulative % of Price Targets Note: Market data as of July 7, 2022. Excludes Boston Energy Research, Imperial Capital, Morningstar, Siebert Williams Shank and Zacks. 7 (1) Reflect price targets since April 1, 2022. Post-announcement summary statistics exclude brokers that have not reaffirmed or updated price targets since proposal. Source: Wall Street research, Bloomberg, FactSet. Cumulative % of Price Targets Cumulative % of Price Targets

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only

CONFIDENTIAL

Select Research Analyst Commentary Since Announcement

Select Commentary | Broker Research

"**Mr. [Sponsor] contends that the public equity markets are not properly valuing the industry, but we would expect minority shareholders may have the same contention**… We have no questions of Mr. [Sponsor]'s intentions, **we do think [Alpha] minority shareholders are likely to demand higher compensation for their shares** in the current environment where short-cycle supply is constrained from responding to price signals"

PIPER SANDLER — **$76 | Hold** — June 14, 2022

"**The offer price is in-line with our net asset value estimate of $73/sh at current strip prices… the implied 2022 EV/EBITDA multiple of 3.5x is a modest 9% discount vs peers, we think this is warranted given differences in asset & inventory quality.** In addition, the implied 2022 FCF yield at the offer price of 18% is slightly below peers (19%). That said, shares traded through the offer price, implying some expectation that the bid could be revised higher."

Morgan Stanley — **$69 | Underweight** — June 14, 2022

"We believe investors will likely want a higher valuation more in line with peers, **implying a higher price of ~$78/share.**"

CREDIT SUISSE — **$78 | Hold** — June 14, 2022

"**We think it will take a higher price for existing shareholder given the current elevated commodity price environment.**"

RBC — **$75 | Buy** — June 14, 2022

"[Alpha] has **always been closely held** and consummating a full take-private **has been mentioned previously…and is not fully surprising.**"

COWEN — **$64 | Hold** — June 14, 2022

"Although we estimate a **'fair value' of $82/sh for [Alpha] stock at our $70/bbl 'mid-cycle' oil view, we also don't expect a bidding war for [Alpha] shares as indicated by the closing price.** Thus, we see the potential for downward pressure on shares in the near term"

WELLS FARGO — **$82 | Hold** — June 14, 2022

"Although there was a period of low premium, largely papered M&A in the energy space during 2019-2020 partially driven by a need to remain above a certain market capitalization to remain institutionally relevant, **premiums have increased over the last year and half as commodity prices continued to raise…We believe a deal sweetener is a distinct possibility since the announced premium falls towards the low-end of the range for recent transactions**"

TD Securities — **$65 | Hold** — June 14, 2022

"**We believe the transaction goes through as the offer price represents 'a reasonable premium'** and a price the stock **has only closed above eight times since 2015.**"

STIFEL — **$70 | Hold** — June 14, 2022

"**Would not be surprised if a process ultimately resulted in a sale…**

… We think it **will be worth watching what activity level a potential outside bidder would determine for the assets** versus what the current owner will run."

TRUIST — **$95 | Buy** — June 14, 2022

Note: Broker ratings and price targets reflect those at the time of the report, not current ratings and price targets.
Source: Wall Street research, Bloomberg, FactSet.

INTREPID | 8

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only

CONFIDENTIAL

Select Research Analyst Commentary Since Announcement (Cont'd)

Select Commentary | Broker Research

"At $70/share **this offer is in line with current market rates on a FCF Yield basis and below market on an EV/EBITDA basis** at 17% and 3.5x, respectively...
...we **believe the shareholders will require a 10%-15% change of control premium before the deal can be consummated,** and the $70/share offer doesn't reflect this premium."

Scotiabank | $80 | Buy | June 14, 2022

"This is **not altogether unexpected** given the stance and management style of the outspoken [Sponsor] with regard to strategy and valuation. Adjusting for the company's expected cash build in 2022 and 2023, the deal values **[Alpha] at about 4.2x EV/DACF, which is about a half to a full-turn below its primary peers.**"

SMBC | $70 | Hold | June 14, 2022

"[Alpha] closed above $74 yesterday indicating anticipation of an enhanced offer by the majority shareholder and family to take the company private. We believe this is the correct assumption. **A multitude of reasons likely motivate the buyers including less scrutiny of strategy and limited circumstances where equity funding is needed.** While minority shareholders have limited leverage, the board has a duty to ensure a fair price, which, if accepted, would avoid litigation. **We see the $70/sh as more of an opening bid in what's likely a negotiation around value, which is not atypical in these scenarios and almost certain for [Alpha] given the weight of long-term crude prices on valuation.** Peer comps point to ~$80/sh, commensurate with ~$70 WTI long term"

citi | $74 | Buy | June 14, 2022

"...the idea of taking [Alpha] private **has mostly been met by consistent denials from management.** On that basis **the proposal was not one the market expected and one which has surprised us.**"

BANK OF AMERICA | $80 | Hold | June 14, 2022

"**..the bid appears too low based on our valuation work** as it implies long term oil prices in the low $60s per bbl (WTI)...[the proposal] is **~19% below our published NAV estimate of $86 per share** that uses a below strip deck and ~9% lower than our current fair valuation estimate of $77 per share (90% of NAV)...
...at the **current strip, our NAV estimate moves to $110 per share,** which is significantly higher than the [Sponsor] family's offer of $70 per share"

J.P.Morgan | $77 | Hold | June 14, 2022

"It's unclear to us if this move is a sincere effort by the [Sponsor] family to take [Alpha] private or if this is a trial balloon. MBOs in the E&P space are rare, and we have not seen many in our careers With the [Sponsor] family collectively owning 83% of the equity, this MBO possibility has been floating in the market for a number of years now....

If the [Sponsor] family is genuine in its interest in taking [Alpha] private, we think it will likely need to sweeten the offer."

Capital One | $77 | Hold | June 14, 2022

"Announcement is somewhat of a surprise given prior messaging of wanting to be a public company given access to capital markets, but **seems like a reasonable deal given our current price target of $77/shr.**"

TUDOR PICKERING HOLT & CO | $77 | Hold[(1)] | June 14, 2022

Note: Broker ratings and price targets reflect those at the time of the report, not current ratings and price targets.
(1) Reflects pre-announcement rating as a new report has not been released post-announcement.
Source: Wall Street research, Bloomberg, FactSet.

INTREPID | 9

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only

CONFIDENTIAL

Select Research Analyst Commentary Since Announcement (Cont'd)

Select Commentary | Credit Ratings

"(BBB-/Stable) nonbinding take-private offer from the [Sponsor] family **would not impact our ratings or outlook on the company**… while the deal financing has not been disclosed yet, we expect the company's financial metrics would remain appropriate for an investment-grade company and **well above our downgrade trigger under a scenario in which the transaction is 100% debt-funded and the debt is consolidated into the balance sheet.**"

S&P Global — June 14, 2022

"Long-Term Issuer Default Ratings (IDR) of 'BBB' and senior unsecured ratings of 'BBB' **are currently unaffected by an announced potential privatization of the company… the risk of privatization alone is viewed as neutral in [Alpha's] IDR…** Fitch would be looking for [Alpha] to operate with similar financial policies, capital structure, as well as, maintain similar debt market access as it currently does, which are consistent with our base case assumptions, in order for the rating to remain unchanged."

FitchRatings — June 14, 2022

"Given that [Alpha]'s shares were trading above $70/share as recently as last week and are trading over $73/share as of mid-morning on June 14, 2022, **we think the $70 offer could be subject to revision higher as part of the negotiating process…** our view is that the rating agencies do not often give E&P companies the benefit of the doubt when it comes to leveraging transactions that rely heavily on high commodity prices to reduce debt (although OXY in 2019 was an example when this did happen). With S&P signaling that it expects [Alpha] to remain investment grade, and Fitch's rating at mid-BBB, **we view the odds of falling out of the index as low, even if we see risk to the Baa3 rating at Moody's, which has tended to be more conservative with E&P sector ratings.**"

BARCLAYS — June 14, 2022

Select Commentary | Other

"[Alpha] used to track very closely with the price of crude, peaking at $71.79 with crude oil at $79.76. **Today, the spread between crude and the share price of [Alpha] has massively widened at a time when investors would normally be falling all over each other to buy these stocks.** Hence, [Sponsor]'s willingness to borrow against the copious free cashflow of [Alpha] to buy out minority shareholders for what historically looks like a song."

SMEAD capital management — June 28, 2022

"**The offer at a minimum should be $100**, but the company is worth north of that… at $110 [a barrel] oil, it's worth $110 or more. At $120 [a barrel], it begins to look like stealing"

SMEAD capital management — June 14, 2022

"Taking [Alpha] Resources private is significant, but not surprising… while it is only a proposed offer at this stage, **the chances of realization are high…** valuation represents a **12% discount to our US$80/Bbl high case scenario.**"

Wood Mackenzie — June 15, 2022

Source: Wall Street research, Bloomberg, FactSet.

INTREPID | 10

Privileged and Confidential Draft – Subject to Material Change – For Discussion Purposes Only

CONFIDENTIAL

Summary of Non-Binding Proposal

Key Counterparties	▪ Harold G. Hamm, the Harold G. Hamm Trust, and certain trusts established for the benefit of Harold G. Hamm's family members (collectively, the "Hamm Family") ▪ Owners of the outstanding shares of common stock (the "Common Stock") of Alpha Resources, Inc. ("Alpha"), other than: (i) shares of Common Stock owned by the Hamm Family and (ii) shares of Common Stock underlying unvested equity awards under Alpha's long-term incentive plans ("Excluded Stock") (such shareholders, the "Public Shareholders")
Proposed Transaction	▪ The Hamm Family to acquire, for cash, the Common Stock held by the Public Shareholders (the "Proposed Transaction") ▪ Alpha will cease to be a publicly traded company
Acquiror	▪ A newly-formed entity on behalf of the Hamm Family
Proposal & Consideration	▪ $70.00 per share in cash (the "Proposal")
Implied Premiums	▪ The Proposal represents: – A 9% premium to the unaffected closing price on June 13, 2022 – An 11% premium to the 30-day VWAP through June 13, 2022[1] – A 21% premium to the VWAP during 2022[2] – An 8% premium to the closing price on July 7, 2022 – A 3% premium to the VWAP since June 13, 2022
Sources of Funds	▪ Proposed Transaction expected to be funded using net proceeds from newly-raised indebtedness at Alpha ▪ Definitive agreements would not contain a financing condition
Structure & Approvals	▪ Requires approval of Special Committee ▪ Proposed Transaction would be structured as a tender offer for any and all shares of Common Stock (other than Excluded Stock), followed by a back-end merger – The back-end merger would not require a vote of Alpha shareholders (in accordance with Section 1081.H of the Oklahoma General Corporation Act)
Timeline & Other	▪ The Hamm Family is not interested in selling any of its Common Stock or pursuing other strategic alternatives involving Alpha – If the Special Committee does not recommend the Proposed Transaction, the Hamm Family currently intends to continue as long-term shareholders of Alpha ▪ The Hamm Family is well-positioned to negotiate and complete the Proposed Transaction as soon as reasonably practical, subject to diligent and thorough evaluation, deliberation, and negotiation by the Special Committee

Note: Market data as of July 7, 2022.
(1) Calculation based on 30 trading days.
(2) Represents trading days from January 3, 2022 (inclusive) through June 13, 2022 (inclusive).
Source: Hamm Family Proposal Letter dated June 13, 2021, FactSet, Bloomberg, public disclosure.

INTREPID | 11

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